Exhibit 99.1
                                                                    ------------







AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
--------------                     --------------------------------
James W. Christmas                 Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006

FOR IMMEDIATE RELEASE:
----------------------
May 5, 2004

                  KCS ENERGY REPORTS FIRST QUARTER NET INCOME
                  -------------------------------------------
                         INCREASES 40% TO $19.4 MILLION
                         ------------------------------

          DRILLING PROGRAM YIELDS 100% SUCCESS RATE; PRODUCTION UP 24%
          ------------------------------------------------------------


HOUSTON, TX, May 5, 2004 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the quarter ended March 31, 2004.

Commenting on the first quarter results, James W. Christmas, Chairman and Chief Executive Officer, said, "We are extremely pleased to get off to such an excellent start in 2004. We drilled a record 37 wells during the quarter, all of which were successful, reported the second highest quarterly earnings and cash flow in our history and began an exciting south Texas exploration program. Oil and gas production, while down slightly from the fourth quarter of 2003, was up 24% compared to the first quarter of 2003. As we continue to bring these new wells on line, production has continued to increase and we exited the quarter producing 106 MMcfepd."


Financial Highlights
($ thousands except per share)

                                       1st  Qtr. 2004        1st Qtr. 2003
                                       --------------        -------------
Revenue and other                          $50,444              $40,440
Operating Income                           $24,444              $18,941
Income Before Income Taxes                 $21,427              $14,354
Income Before Cumulative
   Effect of Accounting Change             $19,445              $14,836
Net Income                                 $19,445              $13,902
Diluted Earnings Per Share                 $  0.39              $  0.34

Income before income taxes and cumulative effect of accounting change for the three months ended March 31, 2004 was $21.4 million compared to $14.4 million for the three months ended March 31, 2003. This increase was primarily attributable to a 24% increase in natural gas and oil production as a result of the Company's successful drilling program and substantially lower interest costs. In addition, while the average sales prices for natural gas and oil were 10% lower than in last year's quarter, the average realized price was actually up 2% as a result of less gas dedicated to the production payment obligation and the impact of hedging. For the three months ended March 31, 2004, KCS recorded an income tax expense of $2.0 million (largely non-cash) compared to an income tax benefit of $0.5 million for the three months ended March 31, 2003. The Company's effective income tax rate reflects the utilization of net operating loss carryforwards. During the 2003 three-month period, the Company recorded a cumulative effect of an accounting change of $0.9 million, or $0.02 per basic and diluted share, as a result of the adoption of Financial Accounting Standards Board Statement No. 143, "Accounting for Asset Retirement Obligations". Net income for the three months ended March 31, 2004 increased 40% to $19.4 million, or $0.39 per diluted share, compared to $13.9 million, or $0.34 per diluted share, for the three months ended March 31, 2003.

Record Number of Wells Drilled in 1st Quarter
---------------------------------------------

Continuing on the drilling momentum in 2003, KCS drilled 37 wells in the first quarter of 2004 with a 100% success rate. This compares with 14 wells drilled in the first quarter of 2003 with a 93% success rate.

Highlights of the drilling program include:

Gulf Coast:

o Five development wells and one exploration well were drilled in the first quarter.
o The Coleto Point #3 at the West Mission Valley Field (KCS WI = 25%) in south Texas came on line in early April at 5,300 Mcfepd.
o The Guerra C-2 well at the La Reforma Field (KCS WI=31%) found Vicksburg pay sands and is being completed. The deeper exploration section of the hole was not productive. The Guerra D-1 exploration well is currently drilling.
o The offshore S.T. 148 D-4 S/T (KCS WI=6%) found two pay zones and is on line at 14,300 Mcfepd.
o Two exploratory wells reached target depth in early April in the Coquat Field of south Texas. The Meider #4 well (KCS WI = 58%) logged five apparently productive Wilcox pay sands. The Dunn #1 exploration well (KCS WI = 58%) logged three apparently productive Wilcox pay sands. Both wells should be completed and on line in the next few weeks.

Elm Grove Field:

o Nine wells were drilled in six different sections of the north Louisiana field. Eight of these wells will be produced initially from the LCV and Davis zones and tested at an average initial rate of 1,740 Mcfpd. One shallower Hosston well was completed at an initial rate of 1,100 Mcfpd. KCS has a 100% WI in each of these wells except one non-operated well in which KCS has a 33% WI.
o In April, the Company drilled an 11,800 foot well to test deeper exploratory formations. The well was non-productive in the deeper zones, but will be completed in the field pays.


Other Mid-Continent Fields:

o Thirteen development wells were drilled in the Sawyer Canyon Field in Sutton County, west Texas. These shallow Canyon sandstone wells tested with average initial rates of 320 Mcfpd. KCS has 91-100% WI in these wells.
o Four extension wells were drilled in the Joaquin Field in east Texas (KCS WI=97-100%). These Travis Peak wells tested at average initial rates of 1,200 Mcfpd.
o Three additional wells were drilled in the Talihina Field in the Arkoma basin. The first well (KCS WI=30%) tested at 3,900 Mcfpd and the other two wells are currently being completed.

o In April, the Roberson 5 #1 (KCS WI=57%) in Washita County, Oklahoma tested at 1,320 Mcfpd from a Granite Wash interval.


Production increased by 19.1 MMcfepd, or 24%, from the first quarter of 2003 to the first quarter of 2004. Net production (after subtracting production payment obligations) for the first quarter was 87.4 MMcfepd, or 44% higher than in the first quarter of 2003. As projected, production was essentially flat from the fourth quarter 2003 to the first quarter 2004. The Company remains on track to increase gross production by 12% to 21% and net production by 22% to 32% in 2004, consistent with previous guidance.

Lease operating expenses increased as a result of the Company's expanded drilling program, higher salt water disposal costs, increases in ad valorem taxes, higher costs associated with non-operated properties, and increased workover activity.

Commenting on the first quarter operations, William N. Hahne, President and Chief Operating Officer summarized "Thirty-seven wells in a row without a dry hole clearly surpasses our expectations. With ten rigs drilling today, we remain on track to grow production and reserves in 2004 with cash flow from operations."

Hedging Program
---------------

The Company's hedging program consists of a series of transactions designed to limit exposure to downside price movements while continuing to allow significant participation in increasing prices. The Company's current hedge positions are summarized in the following table.


                                                                 Average
                  Type Hedge         Amount                      Price
                  ----------         ------                      -----


2ND Qtr. 2004     Natural Gas
                  -----------
                     Swap            21,648 MMbtu/day             $5.34
                     Collar          10,000 MMbtu/day         $4.00/$6.81

                  Crude Oil
                  -----------
                     Swap            1,000 Bopd                 $30.65

3RD Qtr. 2004     Natural Gas
                  -----------
                     Swap            20,000 MMbtu/day             $5.38
                     Collar          20,000 MMbtu/day        $4.42 /$6.04

                  Crude Oil
                  -----------
                     Swap            500 Bopd                   $31.10

4TH Qtr. 2004     Natural Gas
                  -----------
                     Swap            10,000 MMbtu/day             $5.90
                     Collar          20,000 MMbtu/day         $4.00/$7.52

                  Crude Oil
                  -----------
                      Swap              500 Bopd                  $30.30

1ST Qtr. 2005     Natural Gas
                  -----------
                      Collar          5,000 MMbtu/day         $5.00/$7.42

                      Swap            5,000 MMbtu/day             $6.13



2ND Qtr. 2005     Natural Gas
                  -----------
                      Swap           10,000 MMbtu/day              $5.20

3RD Qtr. 2005     Natural Gas
                  -----------
                      Swap            5,000 MMbtu/day             $5.23

The swaps effectively lock in a specific NYMEX price, while the cost free collars fix the stated floor price and allow participation up to the stated cap price. The Company also sold "call options" giving the purchaser of the options the right to buy 5,000 MMbtu/day of gas for each month during November 2004 through March 2005 at a price of $7.10. The Company received $.455/MMbtu ($343,525) in consideration of conveying such option.

In addition to the referenced hedges, the Company will deliver 13.7 MMcfepd in the balance of 2004, 10.7 MMcfepd in 2005 and 8.7 MMcfepd in January 2006 under the production payment sold in 2001, at the weighted average discounted price of approximately $4.05 per Mcfe.

2004 Outlook
------------
                                          Previous                    Revised
                                          --------                    -------
Production (Bcfe)
     WI                                     39-42                      39-42
     Production Payment                      (5)                        (5)

     Net Production                         34-37                      34-37

LOE ($MM)                                   28-30                      29-31
G&A ($MM)                                   8-10                       8-10
DD&A ($MM)                                  53-57                      53-57
Interest Expense ($MM)                      12-14                       14
Capital Expenditures ($MM)                   105                        105


The following abbreviations are utilized herein:

Net production - Production after considering delivery obligations associated with the Production Payment sold in February 2001.
WI - Working Interest
Bcfe - Billion Cubic Feet of Natural Gas Equivalent Mcfe - Thousand Cubic Feet of Natural Gas Equivalent MMcfepd - Million Cubic Feet of Natural Gas Equivalent Per Day MMbtu - Million British thermal units Bopd - Barrels of Oil Per Day LOE
- Lease operating expenses G&A - General and administrative expenses DD&A - Depreciation, depletion and amortization

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.


KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com
                                       ------------------------

                                       ###

5555 San Felipe, Suite 1200, Houston, TX  77056


                            -Financial tables follow-

                         KCS Energy, Inc.
                    Condensed Income Statements

                                                                        Three Months Ended
(Amounts in Thousands                                                         March 31,
Except Per Share Data)                                        ----------------------------------------
                                                                     2004                  2003
                                                              ------------------     -----------------

Oil and gas revenue                                           $           50,314     $          39,647
Other, net                                                                   130                   793
------------------------------------------------------------------------------------------------------
Total revenue and other                                                   50,444                40,440
------------------------------------------------------------------------------------------------------

Operating costs and expenses
   Lease operating expenses                                                7,773                 6,331
   Production taxes                                                        2,556                 2,293
   General and administrative expenses                                     2,283                 1,800
   Stock compensation                                                        342                   154
   Accretion of asset retirement obligation                                  257                   279
   Depreciation, depletion and amortization                               12,789                10,642
------------------------------------------------------------------------------------------------------
Total operating costs and expenses                                        26,000                21,499
------------------------------------------------------------------------------------------------------

Operating income                                                          24,444                18,941
------------------------------------------------------------------------------------------------------
Interest and other income, net                                                 4                    27
Interest expense                                                          (3,021)               (4,614)
------------------------------------------------------------------------------------------------------
Income before income taxes                                                21,427                14,354
Federal and state income (taxes) benefit                                  (1,982)                  482
------------------------------------------------------------------------------------------------------
Net income before cumulative effect of accounting change                  19,445                14,836
Cumulative effect of accounting change, net of tax                             -                  (934)
------------------------------------------------------------------------------------------------------
Net income                                                                19,445                13,902
------------------------------------------------------------------------------------------------------
Dividends and accretion of issuance costs on preferred stock                   -                  (309)
------------------------------------------------------------------------------------------------------
Income available to common stockholders                       $           19,445     $          13,593
======================================================================================================
Earnings per share of common stock - basic
       Before cumulative effect of accounting change          $             0.40     $            0.38
       Cumulative effect of accounting change                                  -                 (0.02)
------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - basic                  $             0.40     $            0.36
======================================================================================================
Earnings per share of common stock - diluted
       Before cumulative effect of accounting change          $             0.39     $            0.36
       Cumulative effect of accounting change                                  -                 (0.02)
------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - diluted                $             0.39     $            0.34
======================================================================================================

Average shares outstanding for computation
    of earnings per share
    Basic                                                                 48,646                37,436
    Diluted                                                               49,427                41,120
======================================================================================================

                                KCS Energy, Inc.
                            Condensed Balance Sheets

                                                                  March 31,            December 31,
(Thousands of Dollars)                                              2004                    2003
                                                              ----------------       -----------------
Assets
------
Cash                                                          $          4,162       $           2,178
Trade accounts receivable, net                                          24,136                  23,911
Other current assets                                                     6,131                   4,720
Property, plant and equipment, net                                     315,055                 292,005
Deferred taxes                                                          18,622                  18,818
Deferred charges and other assets                                        2,237                   1,334
------------------------------------------------------------------------------------------------------
     Total assets                                             $        370,343       $         342,966
======================================================================================================

Liabilities and stockholders' equity
------------------------------------
Accounts payable                                              $         30,443       $          27,834
Accrued liabilities                                                     23,546                  18,667
Accrued interest                                                         2,326                   5,100
Derivative liabilities                                                   4,952                       -
Deferred revenue                                                        32,869                  38,696
Deferred credits and other liabilities                                  12,883                  12,638
Long-term debt                                                         147,000                 142,000
Stockholders' equity                                                   116,324                  98,031
------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity               $        370,343       $         342,966
======================================================================================================


                        Condensed Statements of Cash Flow

                                                                       Three Months Ended
                                                                             March 31,
                                                              ----------------------------------------
                                                                   2004                     2003
                                                              ---------------        -----------------

Net income                                                    $        19,445        $          13,902
DD&A                                                                   12,789                   10,642
Amortization of deferred revenue                                       (5,827)                  (8,223)
Other non-cash charges and credits, net                                 3,486                    2,273
------------------------------------------------------------------------------------------------------
                                                                       29,893                   18,594
Net changes in assets and liabilities                                  (1,292)                  (8,511)
------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                         28,601                   10,083
------------------------------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                             (31,921)                 (10,975)
Other capital expenditures, net                                          (143)                    (225)
------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                            (32,064)                 (11,200)
------------------------------------------------------------------------------------------------------
Cash flow from financing activities:
Net increase (decrease) in debt                                         5,000                   (1,274)
Deferred financing costs and other, net                                   447                   (2,188)
------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities                5,447                   (3,462)
------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents              $         1,984        $          (4,579)
======================================================================================================

                                KCS Energy, Inc.
                                Supplemental Data

                                                          Three Months Ended
                                                              March 31,
                                                         -----------------------
                                                          2004            2003
                                                         ------          -------
Production data:
  Natural gas (MMcf)                                      7,867           5,975
  Oil (Mbbl)                                                193             215
  Liquids (Mbbl)                                             58              48

     Summary (MMcfe):
         Working Interest                                 9,370           7,552
         Production Payment                              (1,413)         (2,018)
                                                         ------          ------

                Net Production                            7,957           5,534

Average realized prices  (a)
  Gas (per Mcf)                                          $ 5.61          $ 5.51
  Oil (per bbl)                                          $27.10          $27.48
  Liquids (per bbl)                                      $16.96          $17.27
  Total (per Mcfe)                                       $ 5.37          $ 5.25

Notes:
(a) Includes the effects of hedging and the Production Payment sold in February 2001. Excluding the non-cash effects of volumes delivered under the Production Payment sold in February 2001 and terminated derivative contracts, total average realized price per Mcfe was $5.73 and $6.07 for the three months ended March 31, 2004 and 2003, respectively.